Exhibit 10.2

__, 2021

CONFIDENTIAL

TO:	[●]

Re: Rights Offering – Backstop Commitment

Ladies and Gentlemen,

ION Geophysical Corporation, a Delaware corporation (the “Company”), has advised [●] (the “Backstop Party”) that the Company intends to initiate a rights offering (the “Rights Offering”) to all of its common shareholders (“Common Shareholders”) as of the record date (the “Record Date”) to be set by the Board of Directors of the Company (the “Board of Directors”) pursuant to which the Company will distribute to such Common Shareholders on a pro rata basis at no charge purchase rights (each a “Basic Subscription Right”) for: (i) the Company’s New 8.00% Second Lien Convertible Notes due 2025 (as described in more detail in the Term Sheet (as defined below), the “Notes”) or (ii) shares of Company common stock (“Common Stock”). Each Common Shareholder that exercises its Basic Subscription Rights in full may subscribe for an additional amount of the Notes or Common Stock, to the extent available, on the terms set forth in the attached Exhibit A (the “Term Sheet”) (the “Over-Subscription Right” and, together with the Basic Subscription Rights, the “Subscription Rights”). The Company is proposing to offer and sell, pursuant to the Rights Offering, such aggregate principal amount of Notes and Common Stock as will result in net cash proceeds to the Company of at least $20 million (the “Minimum Rights Offering Proceeds”) and up to $50 million (the “Maximum Rights Offering Proceeds”), on the terms described in the Term Sheet. This letter agreement (including the Term Sheet, the “Letter Agreement”) sets forth the terms and conditions under which the Backstop Party has agreed to provide the Backstop Commitment referenced below. Capitalized terms used herein but not defined herein have the meaning given to them in the Term Sheet.

Backstop Party irrevocably commits and agrees as follows:

1.       (a) Backstop Party hereby irrevocably commits, subject solely to the conditions set forth in this Section 1, and on the terms described in Exhibit A, to duly exercise its Basic Subscription Rights and purchase all Notes or Common Stock issuable thereunder (the “Basic Commitment”). Schedule 1 hereto reflects such Basic Commitment based on equity ownership as of the date hereof, which may differ from such ownership as of the Record Date. Backstop Party’s Basic Commitment hereunder shall be based on Record Date ownership.

(b) Backstop Party further irrevocably commits (the “Backstop Commitment”), to exercise its Over-Subscription Right and purchase any and all unsubscribed Notes or Common Stock (the “Unsubscribed Securities”) remaining upon the expiration of the offer period for the Rights Offering (the “Offer Period”) on the Closing Date up to a maximum aggregate amount not to exceed the amount set forth on Schedule 1 hereto (the “Maximum Backstop Commitment Amount”), subject to proration and on the terms described in Exhibit A hereto.

(c) The Backstop Commitment is subject solely to (a) the receipt by Backstop Party of written notice from the Company and/or the Subscription Agent in the Rights Offering upon expiration of the Offer Period but prior to the termination of the Backstop Commitment pursuant to Section 2 below that the Company is exercising its rights to require Backstop Party to fund its Backstop Commitment and setting forth the amount of the Backstop Commitment to be funded, which, for Backstop Party, shall not be in excess of the Maximum Backstop Commitment Amount, and (b) the receipt by Backstop Party of its pro rata portion of the Unsubscribed Securities as specified on Schedule 1 hereto simultaneously with the receipt by the Company of the proceeds of such Backstop Commitment. Each of the foregoing Basic Commitment and Backstop Commitment is further subject to (i) the Company filing with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement containing a prospectus relating to the Rights Offering, in form and substance reasonably acceptable to Backstop Party (the “Rights Offering Registration Statement”), not later than the date that is twenty (20) business days following the date of execution of this Letter Agreement, (ii) the Company using its reasonable efforts to cause the Rights Offering Registration Statement to become effective as promptly as practicable, (iii) the Company effecting the Restructuring Transactions as provided for in the RSA; and (iv) no default or event of default relating to payment obligations, bankruptcy or insolvency having occurred under the Credit Agreement or the Existing Second Lien Notes.

2.       This Letter Agreement, including the undersigned’s obligations to fund the Backstop Commitment, terminates upon the earliest to occur of (a) the receipt by the Company of the Maximum Rights Offering Proceeds from the sale of Notes to participating Common Shareholders in the Rights Offering, (b) the date on which the Company provides written notice to Backstop Party that it is terminating this Letter Agreement, (c) the date on which Backstop Party has provided the Company with cash in the amount of the full amount of the Backstop Commitment on the terms set forth in this Letter Agreement, (d) the termination of the RSA, or (e) April 30, 2021. Upon any such termination of this Letter Agreement, any obligations of Backstop Party hereunder will terminate (other than the indemnity and expense reimbursement obligations) and none of the parties hereto shall have any liability under this Letter Agreement whatsoever to any other party, except in regard to the indemnity obligations of the Company set forth in Section 6 hereof.

3.       The obligation of Backstop Party to fund its Backstop Commitment may not be assigned to any other person or entity without the prior written consent of the Company; provided, however, that Backstop Party may assign all or a portion of its obligations hereunder to any other person or entity that enters into an agreement similar to this Letter Agreement (an “Additional Backstop Party”). The Company may not assign any of its obligations hereunder to any other person or entity without the prior written consent of Backstop Party.

4.       This Letter Agreement is binding on and solely for the benefit of and enforceable by Backstop Party and the Company, and nothing set forth in this Letter Agreement is to be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Backstop Commitment or any provisions of this Letter Agreement.

5.       Notwithstanding anything to the contrary contained herein, the Company, in accepting the Backstop Commitment hereunder, agrees and acknowledges the liability and obligations of Backstop Party hereunder shall not exceed its Maximum Backstop Commitment Amount. The Backstop Party’s commitment, if any, to contribute or otherwise fund to the Company an amount determined pursuant to this Letter Agreement up to, but in no case exceeding, the Maximum Backstop Commitment Amount shall be the sole and exclusive remedy of the Company against Backstop Party and its respective affiliates in respect of this Letter Agreement, and the Company, on behalf of itself and its affiliates, hereby waives all other rights and remedies it may have against Backstop Party and its respective affiliates (other than the Company), whether sounding in contract or tort, or whether at law or in equity, or otherwise, relating to this Letter Agreement; provided, however, that the Company and its affiliates shall be entitled to recovery of any costs and expenses (including reasonable attorneys’ fees) incurred in connection with enforcing their rights under this Letter Agreement.

6.       The Company agrees to indemnify and hold harmless Backstop Party and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel except as stated herein) to the extent arising from a third party claim (any party other than Company, Backstop Party, each of their affiliates, and the respective officers, directors, employees, agents, advisors and other representatives of the foregoing) and that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) Backstop Party agreeing to backstop the Rights Offering as provided in this Letter Agreement, except to the extent such claim, damage, loss, liability or expense is found in a final, nonpeelable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence, or willful misconduct; (ii) such Indemnified Party’s breach of its obligations under this Letter Agreement; (iii) any agreements or understandings that the Indemnified Party may have with any equity holder or creditor; or (iv) any violations by the Indemnified Party of state or federal securities laws. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not any aspect of the Rights Offering or other transactions contemplated by this Letter Agreement is consummated unless the failure to consummate is the result of the Indemnified Party’s breach of its obligations. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or the Company’s subsidiaries or affiliates or to the Company’s or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Rights Offering or other transactions contemplated by this Letter Agreement, except to the extent of damages determined in a final, no appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or direct damages (but not special, indirect, consequential or punitive damages) due to material breach of its obligations under this Letter Agreement. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by the Company of information or other materials relating to the Rights Offering communications by the Company through electronic telecommunications or other information transmission systems, other than for damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction

The Company’s indemnification obligation are expressly conditioned on the following: (i) promptly (but no later than five (5) business days) after receipt by an Indemnified Party of notice of a claim for which indemnity may be sought, the Indemnified Party shall notify Company in writing of the claim and the basis of the claim; (ii) Company shall have sole and exclusive control over the defense of the claim from inception until finally resolved, including rights of appeal, and further including the right to enter into any settlement, compromise or resolution of any claim (including any related losses, claims, damages, liabilities or expenses) in its sole discretion; and (iii) the Indemnified Party shall cooperate in good faith with Company and its legal counsel in the defense and disposition of the claim, including making persons available as witnesses and providing requested documentation and information to Company and its legal counsel. Company shall, at its expense, assume the exclusive defense of the claim with counsel of its own choice, in the name of the Indemnified Party if necessary. The initiation of a defense by Company shall not bar or prejudice Company’s right to protest or challenge its obligation of indemnification. Neither Indemnified Party nor its representatives may make any compromise, settlement, statement, or offer related to the claim, undertake any action, or make any admission or stipulation of law or fact, contrary to or in conflict with Company’s defense of the claim or that may increase the loss, damage, or liability related to the claim, without the prior written consent of the Company. The Indemnified Party shall have the right to employ separate counsel at its own cost (including all fees and costs) in connection with the claim, provided that Company shall continue to have sole control over the defense regardless of engagement of separate counsel.

7.       The Company, in accepting the Backstop Commitment hereunder, agrees that it shall not make any announcement or disclosure of this Letter Agreement or the contents hereof except (i) on a confidential basis to (a) its accountants, attorneys and other professional advisors retained in connection with the Backstop Commitment and related transactions, (b) its board of directors and advisors to the Company in connection with their consideration of the Rights Offering and (c) the lenders under the Credit Agreement and the Supporting Noteholders party to the RSA; and (ii) after its acceptance of this Letter Agreement, in (a) filings with the SEC and other applicable regulatory authorities and stock exchanges or (b) in public announcements or investor communications made or to be made in connection with the Rights Offering, the Restructuring Transactions, and related transactions.

8.       This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without regard to conflicts of laws principles. Any judicial proceeding brought by or against any party hereto with respect to this Letter Agreement may be brought in any court of competent jurisdiction located in the County and State of New York, United States of America, and, by execution and delivery of this Letter Agreement, each of the parties hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Letter Agreement. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

9.       This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the subject matter hereof. The terms of this Letter Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Rest of Page Left Intentionally Blank]

Very truly yours,

ION GEOPHYSICAL CORPORATION

Name:
Title:

Acknowledged and agree as of the date first above written:

Name:
Title:

Schedule 1

Basic Commitment and Backstop Commitment

Basic Commitment Amount Based on equity ownership as of the date hereof, if any.	Maximum Backstop Commitment Amount(1)	Allocation

$[●]	$[●]	Notes: [●]% Common Stock: [●]%

(1) To be exercised through Over-Subscription Right and subject to proration.

Exhibit A

Term Sheet

Securities Offered: At Backstop Party’s option, (i) 8.00% Second Lien Convertible Notes issued at par, (ii) shares of Company Common Stock issued at $2.57 per share, or (iii) any combination thereof.

Use of Proceeds: To fund certain cash payments to holders of Existing Second Lien Notes in connection with the Exchange Offer (as detailed in the RSA) and for working capital and other general corporate purposes.

Commencement Date: The Rights Offering shall commence as promptly as practicable following the effectiveness of the Registration Statement to be filed in connection with the Rights Offering.

The Rights Offering: All holders of the Company’s Common Stock (each, a “Common Shareholder”) as of the record date (the “Record Date”) to be set by the Board of Directors of the Company (the “Board of Directors”) in connection with the Rights Offering shall receive on a pro rata basis at no charge rights to purchase an amount of the Securities Offered (each a “Basic Subscription Right”).

Each Common Shareholder that exercises its Basic Subscription Rights in full may subscribe for additional securities, to the extent available (the “Over-Subscription Right” and, together with the Basic Subscription Rights, the “Subscription Rights”); provided that if the remaining securities offered are not sufficient to satisfy all Over-Subscription Rights exercised, the available principal amount of the remaining securities will be prorated among the Participating Common Shareholders (as defined below) who exercise Over-Subscription Rights in proportion to their Basic Subscription Rights.

Each Common Shareholder who determines to participate in the Rights Offering is referred to a “Participating Common Shareholder”, which may include Backstop Party.

Each Common Shareholder will have a period to be specified by the Board of Directors after the Commencement Date, which period shall be not less than 16 days nor more than 30 days, unless extended by the Company with the consent of Backstop Party and the Requisite Supporting Noteholders (the “Offer Period”) to determine whether to participate in the Rights Offering.

Participating Common Shareholders must fund such purchase on the Closing Date.

Backstop Commitment: As set forth in the Letter Agreement, and subject solely to the conditions set forth therein, Backstop Party has agreed to purchase in accordance with its Backstop Commitment and through its Over-Subscription Right, any offered securities not subscribed and paid for in the Rights Offering by Participating Common Shareholders pursuant to unexercised Subscription Rights, subject to proration and their Maximum Backstop Commitment Amount.

Premium: The Company shall pay to Backstop Party a premium in kind (either in principal amount of notes or shares of common stock at the Deal Price) in an amount equal to $[●], which represents 5.0% of Backstop Party’s Maximum Backstop Commitment Amount (the “Commitment Premium”). The Commitment Premium shall be fully earned and non-refundable on the closing date and shall be paid to Backstop Party on the closing date.

**The Notes are described in more detail in that certain Restructuring Support Agreement (the “RSA”) by and among the Company and the other parties thereto dated as of December 23, 2020, which details the Company’s proposed “Restructuring Transactions”, including the Rights Offering. The specific terms of the Notes are substantially set forth in the Description of Notes attached as Exhibit A to the RSA. Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning given to them in the RSA.